Exhibit 99.1

PRESS RELEASE

December 18, 2007

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC. REPORTS DECLARATION OF

QUARTERLY CASH DIVIDEND

ENGELHARD, NORTH CAROLINA-ECB Bancorp, Inc. (Nasdaq: ECBE), the parent holding company of The East Carolina Bank (the “Bank”), announces that on December 18, 2007, the Corporation’s Board of Directors declared a quarterly cash dividend of $0.175 per share, payable January 14, 2008 to shareholders of record on December 31, 2007.

On an annualized basis the Corporation’s 2007 dividend of $0.70 per share represents a 2.9% increase over the annual dividend in 2006 of $0.68 per share.

The Bank continues to expand its footprint in eastern North Carolina and has recently broken ground on its 24th full-service branch in Leland (New Hanover County), North Carolina.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 23 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

# # #